Exhibit 4.12

THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MASTER SERVICE AGREEMENT for RHB-104 R&D Program (“AGREEMENT”)

BY AND BETWEEN:	RedHill Biopharma Ltd., with principle place of business at 42 Givati St. Ramat-Gan 52232, Israel
(herein after referred to as the “CLIENT”),

AND:	7810962 Canada Inc (doing Business under the name “InSymbiosis”), a body politic and corporate, duly incorporated according to the laws of Canada and with principle place of business at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada,
(herein after referred to as the “PROVIDER”),

The Client and the Provider are in this Agreement sometimes individually referred to a “Party” and collectively as the “Parties”.

WHEREAS all or substantially all of the PROVIDER’s revenue is derived from the prosecution of scientific research and development (R&D), as defined in the Income Tax Act, including the sale of rights arising therefrom;

WHEREAS the CLIENT requires certain R&D services related to the development of RHB-104 that shall be executed by the PROVIDER. The results and all ensuing intellectual property rights (“IP Rights”, as defined herein below) shall accrue exclusively to the benefit of and be rendered to the CLIENT. Such projects and types of services will be set forth in sequentially numbered service agreements that will be executed by the parties from time to time and will be appended to this Agreement; and

WHEREAS the Parties have agreed to certain terms and conditions, the whole as is fully set forth below.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

GENERAL

1.                    PROVIDER will provide services to CLIENT in the form of:

a.	Project management services related to the R&D of RHB-104 as defined in paragraphs 6-9 below.
b.	R&D services through the use of third party providers related to the research and development of RHB-104 as defined in paragraph 12-15 below.

2.                    PROVIDER will provide [****] to CLIENT with respect to the R&D services through the use of third party providers as defined in paragraph 16-24 below.

3.                    Confidential information shall be handled as per the mutual disclosure agreement executed between the parties as per Appendix 1.

4.                    For the purpose of this Agreement, “IP Rights” means all intangible, intellectual, proprietary and industrial property rights and all intangible embodiments thereof wherever located with respect to the particular R&D, including without limitation, (i) all trade-marks, trade names, slogans, domain names, URLs or logos; (ii) all copyrights, moral rights and other rights in works of authorship; (iii) all patents and patent applications, industrial designs, patentable ideas, inventions and innovations; (iv) all know-how and trade secrets; and (v) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing); (vi) all results of research, i.e. data and reports, samples and chemical or biological products. All and any results, data, information, discoveries, technology or inventions created, generated, made, conceived, developed, or reduced to practice by the PROVIDER or third party providers as a result of performance of the particular R&D and all IP Rights related thereto, and all IP whatsoever related to this Agreement (together the “IP”) is, will be and will remain the sole property of CLIENT and shall accrue to the exclusive benefit of the CLIENT. The specific manner in which the IP will be transferred and assigned (if such transfer or assignment is appropriate or necessary) to the CLIENT shall be determined in the service agreements. For the avoidance of doubt, the cost of sale and assignment of such IP (if any) to the CLIENT is included in the amount that the CLIENT agrees to pay to the PROVIDER as described in this Agreement and the service agreements. The CLIENT will be required to make no additional payment whatsoever. The CLIENT shall have the exclusive right to use such IP for any and all purposes, and shall have the full, unrestricted right to assign, license, sublicense and otherwise transfer any such IP and the deliverables without any further payment to PROVIDER.

5.                    All other terms and conditions regarding CLIENT’S materials, price, indemnification, warranties and term and termination will be specific to and defined in the sequentially numbered Service Agreements that will be appended to this Agreement.

PROJECT MANAGEMENT SERVICES

6.                    PROVIDER will provide project management services to CLIENT related to the RHB-104 program. Both PROVIDER and CLIENT will have a variety of responsibilities as outlined below.

7.                    The PROVIDER will:

a.	Provide an opinion on and recommendations in relation to the regulatory path and steps as proposed by the CLIENT (for the avoidance of doubt, it shall remain within the CLIENTs discretion and responsibility to follow such recommendations or not).
b.	Provide scientific and technical consulting services with respect to the design and planning of studies outsourced to the PROVIDER, taking into account any instructions from the CLIENT in relation to the regulatory path and steps determined by the CLIENT.

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c.	Propose qualified third party providers (CROs and CMOs) and advise the CLIENT on collaboration terms in line with market practice, taking into account the specific R&D requirements (including regulatory requirements) of studies outsourced to the PROVIDER.
d.	Manage the outsourcing of the studies agreed with third party providers (CROs and CMOs) where their intent will be to ensure that the third party providers perform the studies in compliance with the regulatory instructions, protocols and work plans and in a timeframe that respects the key pre-agreed milestones. This responsibility includes regular visits to CRO and CMO sites that the PROVIDER suggests for the relevant studies.
e.	Provide scientific and technical consulting services with respect to the interpretation of the data generated during studies under the management of the PROVIDER.
f.	Maintain an open and proactive communication line with the CLIENT to ensure that the CLIENT is up to date on project status so as to enable the CLIENT to make key decisions in a timely manner.
g.	At the outset of any specific project, agree with the CLIENT on (i) a recommended project management plan including the frequency and content of follow up reports, weekly meetings (see (h) below), meeting reports, status updates etc., (ii) specific procedures to be followed by all persons involved in the management of the RHB-104 program, and (iii) communication and escalation procedures to deal with management of schedules, quality and cost issues.
h.	The PROVIDER will organize weekly status meetings with the CLIENT in order to provide the CLIENT’S team members updates regarding the on-going studies and work. These meetings will be held on a day each week that is to be agreed upon between the parties. A status report document will be sent out by the PROVIDER to the relevant parties the day prior the meeting as well as meeting minutes the day following the call.
i.	As part of the Planning Phase (pre-study or work start up) and the Activities Phase (whilst study or work is ongoing), the PROVIDER will be responsible for creating and owning Gantt charts which will be reviewed and approved by the CLIENT.
j.	The PROVIDER will as part of its project management duties, monitor the key critical pre-agreed milestones and provide the CLIENT with updates of the progression of these milestones via the various meetings and status reports as described in (g) and (h) above.
k.	Provide first drafts of the service agreements to be entered into between the CLIENT and the PROVIDER when third party providers are involved in accordance with clause 12-15 below.
l.	For the provision of the services set out above in this clause 8, PROVIDER will make available the following persons:

[****] (The Team) will work full time on the RBH-104 program but it is understood and agreed to by the Parties that The Team will be allowed to work on projects for other clients as long as The Team ensures that their ability to fully execute their work for the RBH-104 program is not affected.

In addition, other members will contribute to the efforts of The Team including but not restricted to business development individuals, CMC specialists and quality experts.

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8.                    The CLIENT will:

a.	Be responsible for all regulatory topics related to all studies and work outsourced to the PROVIDER. The PROVIDER acknowledges that the CLIENT will for this purpose, involve regulatory experts including but not restricted to:
i)	Preparation of all regulatory applications such as IND, CTA, Orphan Designation, etc.
ii)	Submission and receipt of IND/CTA approvals by relevant regulatory authorities
iii)	Payment of associated regulatory costs to ensure that study sites (CROs, CMOs etc) are up to standards and comply with regulatory requirements identified by the CLIENT.

The CLIENT will include the PROVIDER in the discussions with regulatory experts to the extent that is necessary to allow the PROVIDER to align the management of the program with regulatory requirements and recommendations.

b.	The CLIENT will be responsible for emergency responses and medical information via assigned personnel for Chief Scientific Officer and Chief Medical Officer responsibilities.
c.	In a timely manner, provide the PROVIDER with all information reasonably required for the PROVIDER to deliver the above mentioned services.
d.	In a timely manner, respond to phone calls and emails from the PROVIDER.
e.	In a timely manner, review and provide feedback on study related documents (protocols, work plans, draft reports etc) in order not to delay the progression of the program (it being understood that it shall remain entirely within the PROVIDER’S discretion to sign and approve such study related documents).

9.                    Both the PROVIDER and the CLIENT agree that:

a.	The scientific findings of the studies and work may influence the ability to meet timelines and may change the overall budget of a study. Timeline and budget changes will be communicated by the PROVIDER to the CLIENT as part of the PROVIDER’S project management responsibilities, it being understood that the PROVIDER shall not make any commitments or incur any expenses whatsoever outside of the original budget without the CLIENT’s prior written approval.
b.	The opinions of the PROVIDER and the interpretation of the scientific findings of the studies by the PROVIDER may not necessarily coincide with the opinions of the regulatory authorities.
c.	The PROVIDER may make recommendations to the CLIENT throughout the course of the RHB-104 program. The CLIENT will however be ultimately responsible for making decisions regarding their compounds during the program.
d.	Communication chain for third party provider management: the communications will be directly between the PROVIDER and the third party provider, it being understood that the CLIENT will at all times be kept informed and be copied on any communication between the PROVIDER and the third party service providers (i.e.: copied on emails, involved on teleconference calls, etc.).

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CLIENT MATERIALS

10.                    The parties agree that all Client Materials furnished by the CLIENT to the PROVIDER or a third party provider of the PROVIDER in connection with the prosecution of the particular R&D hereunder and all associated IP Rights therein shall remain the exclusive property of the CLIENT. The PROVIDER undertakes to destroy or return to the CLIENT or cause the third party provider to destroy or return to the CLIENT, at the CLIENT’s option, all unused supplies of such CLIENTS Materials furnished by the CLIENT when the work pertaining to the particular Client Materials is discontinued, completed or otherwise terminated. In the event of the return of Client Materials to the CLIENT, transfer of such Client Materials shall be at the CLIENT’s sole cost and expense. For the purpose of this clause, “Client Materials” means proteins, polypeptides, amino acids, amino acid sequences, genes, partial genes, DNA, RNA, nucleotides, nucleotide sequences, plasmids, vectors, expression systems, cells, cell lines, organisms, antibodies, other biological substances, and any constituents, progeny, mutants, fragments, unmodified derivatives, derivatives or replications thereof or there from, together with all reagents, chemical compounds or other materials, including public domain materials, furnished to the PROVIDER by the CLIENT in connection with the PROVIDER’s prosecution of R&D hereunder.

PROJECT MANAGEMENT FEES

11.                    During the term of the Agreement, PROVIDER will charge CLIENT a monthly project management fee of $US10,000. This monthly project management fee will be payable as follows, subject to a lawful invoice issued by PROVIDER and received by CLIENT:

a.	A first payment covering the first 6 months, payable within 21 days of the date of signing of this Agreement;
b.	Subsequent quarterly payments, payable each quarter, in advance, within 21 days of the beginning of the relevant quarter.

R&D SERVICES THROUGH THE USE OF THIRD PARTY PROVIDERS

12.                    The PROVIDER shall provide R&D services to the CLIENT through the use of third party providers and shall manage the third party providers as described above under project management services.

13.                    The PROVIDER shall only use a third party provider after the CLIENT has provided its written approval and after a service agreement between the PROVIDER and the CLIENT specific to the services offered via the third party provider has been fully executed and after the CLIENT has provided written approval of the Service Agreement executed between the PROVIDER and the third party provider.

14.                    A list of the specific R&D services provided through the use of third party providers that are to be included in this Agreement and specific to the RHB-104 R&D program are outlined in Appendix 2. Additional R&D services can be added to this list in Appendix 2 subject to written approval of the CLIENT and the PROVIDER and will result in an amendment to Appendix 2.

15.                    Service Agreements executed by the PROVIDER and the CLIENT for specific R&D services (as listed in Appendix 2) through the use of third party providers shall be appended to this Agreement in sequentially numbered Service Agreements in Appendix 3.

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[****]

16.                    The [****] offered in this Agreement covers of the PROVIDER starting [****] and starting [****].

17.                    The PROVIDER shall perform a series of R&D activities related to the RHB-104 program according to the terms and conditions of the individual service agreements as appended to this Agreement in Appendix 3.

18.                    The PROVIDER shall charge the CLIENT at pass through costs for work performed through third party providers provided such pass through costs have been pre-approved by the CLIENT. For greater clarity, the PROVIDER will charge the CLIENT the amount that is charged to the PROVIDER by third party providers without any markup whatsoever, and subject to pre-approval in writing by the CLIENT. These charges are defined as Study Charges and such Study Charges will be detailed in the specific service agreements in Appendix 3.

19.                    No later than 60 days after the end of each financial year for PROVIDER, PROVIDER shall furnish CLIENT with a Statement of Costs detailing all Study Charges invoices sent to CLIENT from PROVIDER during the course of the preceding financial year. The CLIENT shall verify that they are in agreement with the statement.

20.                    Once agreement regarding the Statement of Costs is reached between the PROVIDER and the CLIENT, the PROVIDER shall issue a draft and tentative [****] to the CLIENT based upon the following:

•	The CLIENT shall receive [****] For greater clarity, the amount that the CLIENT will receive will be calculated as follows:

[****]

[****]

21.                    Within a maximum of 120 days of the financial year end of the PROVIDER, the PROVIDER shall file a tax return with CRA, Revenue Quebec (and, subject to prior agreement between the Parties, any other relevant country, state, region or province), [****].

22.                    Once the PROVIDER has received a Statement of Assessment from CRA and Revenue Quebec regarding [****]

23.                    Once agreement regarding the final [****] is reached between the PROVIDER and the CLIENT, the PROVIDER will issue a [****]. The CLIENT will have the option to

24.                    For projects related to the RHB-104 program that start during the financial years covered by this Agreement and are included in Appendix 2 and 3 of this Agreement and where expenses are incurred the year following year two (2), [****] will be applied in the following two financial years and PROVIDER commits to extending the terms and conditions of this Agreement by agreeing to execute an identical agreement for those following two financial years.

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TERMINATION

25.                    This Agreement shall commence on the date hereof and shall continue for an initial period of 2 years, unless earlier terminated under in accordance with clauses 27-30 below (the “Initial Term”). After the Initial Term, this Agreement may be extended for further periods to be agreed in writing between the parties at that time.

26.                    The CLIENT may terminate this Agreement without cause upon thirty (30) days prior written notice to the PROVIDER.

27.                    The PROVIDER may terminate this Agreement effective upon thirty (30) days prior written notice to the CLIENT, if the CLIENT commits a material breach of this Agreement and fails to cure such breach by the end of such thirty (30) day period.

28.                    Either Party may terminate this Agreement effective upon written notice to the other Party, if the other Party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

29.                    Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination (this includes, for the avoidance of doubt, the [****] as set out in article 16 and following of this Agreement). In case of termination by the CLIENT in accordance with clause 27, the PROVIDER shall [****].

NOTICES

30.                    All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To CLIENT:	RedHhill Biopharma Ltd.
42 Givati St. Ramat-Gan 52232, Israel
Attention: Ori Shilo, VP Finance & Operations
Facsimile: +972 3 7255 723

To PROVIDER :	7810962 Canada Inc
245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada
Attention: Alain Guimond, PhD, Senior Director of Research
Facsimile: +1 514-315-9029

GENERAL PROVISIONS

31.                    This Agreement including the attachments, as well as the Confidentiality Agreement dated February 26, 2010, constitute the entire understanding between the Parties and supersedes any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

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32.                    The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

33.                    Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

34.                    If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

35.                    The relationship of the Parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

36.                    This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that CLIENT may, without the PROVIDER’s consent, assign this Agreement to an affiliate or to a successor to substantially all of the business or assets of it or to a successor to all of the assets relating to RHB-104.

37.                    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

38.                    Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except as required under applicable law or stock exchange requirement or by any governmental agency or regulatory authority, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed) as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

39.                    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be exclusively governed by, the laws of the United Kingdom. Any disputes arising out of this agreement shall be submitted to the exclusive jurisdiction of the courts of London, England and all proceedings shall be drafted and conducted using only the English language.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first herein above mentioned.

REDHILL BIOPHARMA Ltd

/s/ Dror Ben-Asher
Per:	Dror Ben-Aher

Title:	CEO

Date:	April 28, 2011

PARTY OF THE FIRST PART

7810962 Canada Inc.

/s/ Alain Guimond
Per:	Alain Guimond

Title:	Senior Director of Research

Date:	April 28, 2011

PARTY OF THE SECOND PART

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APPENDIX 1

Mutual Confidentiality Agreement as executed on February 26th 2010

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APPENDIX 2

List of Services Provided through the use of Third Party Providers:

1.	Service Agreement 1: Research and Tech Transfer, manufacturing and supply agreement for RHB-104 (Uman Agreement):
a.	Status: Executed on April 28, 2011
2.	Service Agreement 2: Clinical Service Agreement for 2 Phase II/III studies of RHB-104 on Patients with MAP infected Crohn's disease (Pharmanet Agreement):
a.	Status: Not yet executed

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APPENDIX 3

Service agreements listed in Appendix 2 above are separate documents that form an integral part of this agreement.

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THE SYMBOL "****" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT #1

AMENDMENT TO THE MASTER SERVICE AGREEMENT FOR REDHILL BIOPHARMA LTD.’S RHB-104 R&D PROGRAM

BY AND BETWEEN:	RedHill Biopharma Ltd., with principle place of business at 21 Ha’arba’a St. Tel-Aviv 64739, Israel
(herein referred to as the “Client”),

AND:	7810962 Canada Inc (doing Business under the name “InSymbiosis”), a body politic and corporate, duly incorporated according to the laws of Canada and with principle place of business at 245 Victoria Ave, Suite 100, Montreal, Quebec, H3Z 2M6, Canada,
(herein referred to as the “Provider”),

The Client and the Provider are in this Agreement sometimes individually referred to as “Party” and collectively as the “Parties”.

WHEREAS on 28 April 2011, the Client and the Provider entered into a Master Service Agreement in relation to the Client’s RHB-104 program (the “MSA”);

WHEREAS the Parties wish to confirm the extension of the scope of the MSA to certain other R&D programs of the Client; and

WHEREAS the Parties have agreed to certain terms and conditions, the whole as is fully set forth below.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                   Unless specifically set out otherwise in this agreement (the “AMENDMENT AGREEMENT”), the terms of the MSA shall continue to apply.

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2.                   Throughout the MSA, the term “RHB-104 Program” is replaced by “RHB R&D Programs” and “RHB R&D Program” shall mean any R&D program of the Client for which the Client and the Provider have or, in the future, will agree to collaborate.

3.                   A list of the programs on which the Parties currently collaborate and on which, for the avoidance of doubt, the terms of the MSA apply as from the date on which for each of these programs agreements have been entered into between the Client and the Provider, is attached as Appendix 1 to this Amendment Agreement.

4.                   Upon entering into a collaboration for any future program, Appendix 1 to this Amendment Agreement will be further updated.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first herein above mentioned.

REDHILL BIOPHARMA Ltd.

/s/ Dror Ben-Asher		/s/ Ori Shilo
Per:	Dror Ben-Asher	Per:	Ori Shilo
Title:	CEO	Title:	VP Finance and Operation
Date:		Date:

PARTY OF THE FIRST PART

7810962 Canada Inc.

/s/ Alain Guimond
Per:	Alain Guimond
Title:	Senior Director of Research
Date:

PARTY OF THE SECOND PART

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APPENDIX 2

List of RedHill Programs in development in collaboration with InSymbiosis and Services Provided through the use of Third Party Providers:

1.	RHB-102

1.1.	[****]:
•	Status: Executed on November 2nd 2011

2.	RHB-104

2.1.	Research and Tech transfer, manufacturing and supply agreement for RHB-104 (Uman Agreement):
•	Status: Executed on April 28th 2011

2.2.	Technical transfer of the RHB-104 capsule formulation to UMAN Pharma (Corealis Agreement):
•	Status: Executed on September 8th 2011

2.3.	Clinical Service Agreement for [****] studies of RHB-104 in Patients with MAP infected Crohn’s disease (Pharmanet Agreement):
•	Status: Executed on June 15th 2011

2.4.	Clinical Service Agreement for a [****] study of RHB-104 in [****] with MAP infected Crohn’s disease (Pharmanet Agreement):
•	Status: Executed on March 27th 2012

3.	RHB-105

3.1.	Formulation development of RHB-105 in oral solid dosage form and manufacture of Phase III Clinical Trial Supplies (Corealis Agreement):
•	Status: Executed on July 5th 2011

4.	RHB-106

4.1.	Services Agreement for Biostatistical Consulting for both RHB-104 [****] clinical trial and RHB-106 clinical trial.
•	Status: Executed on June 5th 2012

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